Exhibit 99.1
Crane Co.	News

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. REPORTS RECORD THIRD QUARTER RESULTS

STAMFORD, CONNECTICUT – October 22, 2012 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported that third quarter 2012 earnings per diluted share from continuing operations on a GAAP basis increased 12% to $.97 compared to $.87 in the third quarter of 2011. Third quarter 2012 results include $.02 per share of repositioning costs associated with previously announced actions initiated in the second quarter to improve the profitability of the Company in 2013. Excluding repositioning costs, third quarter 2012 earnings per diluted share from continuing operations increased 14% to $.99 compared to $.87 in the third quarter of 2011. (Please see the attached Non-GAAP Financial Measures table for pre-tax, after-tax and earnings per share amounts of Special Items.)

Third quarter 2012 sales from continuing operations of $646 million were approximately equal to the third quarter of 2011, with a core sales increase of $13 million (2%), offset by unfavorable foreign currency translation of $14 million (-2%).

Third quarter 2012 operating profit from continuing operations on a GAAP basis (which includes the $1.4 million of repositioning costs) increased 8% to $86.6 million, compared to $80.3 million in the third quarter of 2011. Excluding repositioning costs, third quarter 2012 operating profit from continuing operations increased 10% to $87.9 million, and operating profit margin increased to 13.6%, compared to 12.4% in the third quarter of 2011. (Please see the attached Non-GAAP Financial Measures table.)

“Crane reported record earnings per share in the third quarter, with strong execution across the organization, and I am particularly pleased with the margin improvement we achieved in our Fluid Handling segment,” said Crane Co. president and chief executive officer Eric C. Fast. “We are on track to complete our previously announced repositioning actions by year end, which will positively impact 2013 earnings. Given our cautious outlook on the global economy, we continue to drive productivity initiatives and a cost conscious culture across the Company.”

Updated 2012 Guidance
Sales from continuing operations for 2012 are expected to increase approximately 4%, or at the low end of the prior sales guidance range of 4-5%. 2012 EPS is expected to be in the lower half of the previously communicated guidance range of $3.75 - $3.85, excluding Special Items. The EPS guidance includes $0.04 associated with the first half profits from discontinued operations, but excludes the gain from the sale of these businesses and repositioning costs. Full year 2012 free cash flow (cash provided by operating activities less capital spending) remains in a range of $150 - $180 million.

Cash Flow and Financial Position
Cash provided by operating activities in the third quarter of 2012 was $63.2 million, compared to $49.8 million in the third quarter of 2011. Cash provided by operating activities in the first nine months of 2012 was $79.3 million, compared to $65.0 million in the first nine months of 2011. Free cash flow for the nine months of 2012 was $59.3 million, compared to $37.3 million in the nine months of 2011. (Please see the Condensed Statement of Cash Flows and Non-GAAP table.)

The Company repurchased 499,267 shares of its common stock during the third quarter of 2012 at a cost of $20 million. The Company’s cash position was $281 million at September 30, 2012, as compared to $253 million at June 30, 2012 and $245 million at December 31, 2011.

Repositioning Actions
In the second quarter, the Company initiated repositioning actions primarily directed at improving the profitability of its European businesses. Following a pre-tax charge of $14.7 million recorded in the second quarter, the Company, as planned, incurred pre-tax repositioning costs of $1.4 million, or $0.9 million on an after-tax basis ($0.02 per share) in the third quarter of 2012. In addition to the amounts recorded thus far, the Company expects to incur additional pre-tax repositioning costs in the fourth quarter of 2012 of approximately $4 million, or $0.04 per share, primarily associated with equipment relocation and personnel costs in Fluid Handling. These repositioning actions are expected to be completed by year end. Pre-tax savings associated with all of these repositioning actions are expected to approximate $12 million annually for the Company beginning in 2013, of which $10 million relates to Fluid Handling.

Segment Results
All comparisons detailed in this section refer to continuing operations for the third quarter 2012 versus the third quarter 2011.

Aerospace & Electronics

	Third		Change
(dollars in millions)	2012	2011
Sales	$171.4	$172.2	$(0.8)	—%
Operating Profit	$39.8	$35.6	$4.2	12%
Profit Margin	23.2%	20.7%

Third quarter 2012 sales were similar to year ago levels, reflecting flat Aerospace Group sales and a slight decline in Electronics Group revenue. Within the Aerospace Group, both OEM and aftermarket sales were approximately equal to the prior year. Segment operating profit of $39.8 million increased by $4.2 million, or 12%, primarily reflecting lower engineering spending, and operating margin improved to 23.2%.

Aerospace & Electronics order backlog was $393 million at September 30, 2012, as compared to $423 million at June 30, 2012 and $411 million at December 31, 2011.

Engineered Materials

	Third		Change
(dollars in millions)	2012	2011
Sales	$57.0	$53.1	$3.9	7%

Operating Profit	$7.2	$5.9	$1.3	22%
Operating Profit, before Special Items*	$8.3	$5.9	$2.4	41%

Profit Margin	12.7%	11.1%
Profit Margin, before Special Items*	14.7%	11.1%

* Repositioning charges primarily associated with the closure of a manufacturing facility.

Segment sales of $57.0 million increased $3.9 million, or 7%, compared to the third quarter of 2011, driven by higher sales to recreational vehicle customers. Operating profit before Special Items increased 41%, primarily reflecting the higher sales and effective cost controls.

As part of its repositioning actions, the Company closed a small manufacturing facility in England. Repositioning costs of $1.1 million on a pre-tax basis were incurred in the third quarter of 2012.

Merchandising Systems

	Third		Change
(dollars in millions)	2012	2011
Sales	$92.5	$98.8	$(6.3)	(6)%
Operating Profit	$9.5	$10.8	$(1.3)	(12)%
Profit Margin	10.3%	11.0%
Merchandising Systems sales of $92.5 million decreased $6.3 million, or 6%, reflecting lower sales in Vending and, to a lesser extent, Payment Solutions. Operating profit decreased $1.3 million, reflecting deleverage of the lower sales.

Fluid Handling

	Third		Change
(dollars in millions)	2012	2011
Sales	$303.1	$299.1	$4.0	1%

Operating Profit	$42.9	$39.9	$3.0	8%
Operating Profit, before Special Items*	$43.1	$39.9	$3.2	8%

Profit Margin	14.2%	13.3%
Profit Margin, before Special Items*	14.2%	13.3%

* Repositioning charges primarily associated with transferring production to lower cost Company facilities.

Third quarter 2012 sales increased $4 million, or 1%, including a core sales increase of $15 million (5%), partially offset by unfavorable foreign currency translation of $11 million (-4%). Before Special Items, operating profit increased to $43.1 million and operating margin increased from 13.3% to 14.2%, reflecting better project execution, price increases, and improved productivity. Backlog was $331 million at September 30, 2012, compared to $335 million at June 30, 2012 and $314 million at December 31, 2011.

The Company’s repositioning actions are primarily focused on its European Fluid Handling operations, to reduce costs through headcount reductions and process improvements, principally at its Krombach operations in Kreuztal, Germany. In addition, as part of a continuing cost reduction strategy, certain manufacturing operations are being transferred from facilities in Germany to Company facilities in lower cost regions. Repositioning costs of $0.2 million on a pre-tax basis were recorded in the third quarter of 2012.

Controls

	Third		Change
(dollars in millions)	2012	2011
Sales	$22.1	$23.8	$(1.8)	(7)%
Operating Profit	$2.8	$3.8	$(0.9)	(25)%
Profit Margin	12.9%	15.9%
Third quarter 2012 sales from continuing operations of $22.1 million decreased 7%. Operating profit decreased 25%, reflecting deleverage of the lower sales volume.

Additional Information
Please see the condensed financial statements and the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the third quarter financial results on Tuesday, October 23, 2012 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane

has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)
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